Exhibit 99.1

The Hanover Insurance Group to
Acquire Professional Liability Firm

-	Acquisition expands The Hanover’s specialty lines capabilities

-	Delivers on company’s promise to help its agent partners grow their businesses

WORCESTER, Mass. (June 25, 2007) – The Hanover Insurance Group, Inc. (NYSE: THG) today announced that it has entered into a definitive agreement through which it will acquire Professionals Direct, Inc. (OTCBB: PFLD) for $23.2 million.

Professionals Direct is the Michigan-based holding company for the Professionals Direct organization, a premier provider of professional liability insurance for small and mid-sized law practices. Through its various subsidiaries, the company generates annual written premium of approximately $30 million. Professionals Direct is rated “A-” (Excellent) by A.M. Best Company.

The transaction has been approved by the boards of directors of both companies, and is subject to regulatory reviews and approvals, as well as the approval of Professionals Direct’s shareholders. It is expected to close in the fourth quarter.

“We are very pleased to have the opportunity to add Professionals Direct and its specialized capability to our organization,” said Frederick H. Eppinger, chief executive officer of The Hanover Insurance Group. “This transaction will enable us to broaden our product and service capabilities and to further strengthen our competitive position, delivering even greater value to our agent partners and our shareholders.”

“We have made tremendous investments in our business over the past nearly four years, positioning our company to be the best partner for winning independent agents in our markets,” Eppinger said. “Today, we offer our agent partners a wide range of personal and commercial lines products, including a robust specialty insurance portfolio that is unique for a company of our size. With the addition of Professionals Direct, we will once again expand our specialty capabilities, helping our agent partners meet more of their customers’ needs and grow their businesses.”

For Professionals Direct, the transaction represents an opportunity to meaningfully grow its business and its presence in the lawyers professional liability market.

“We are very pleased to be joining The Hanover organization,” said Stephen Tuuk, chief executive officer of Professionals Direct. “We are proud of what we have achieved as an independent company, establishing Professionals Direct as a successful and highly-regarded provider of lawyers professional liability insurance.”

“Given our product and underwriting expertise, we are excited to have the opportunity to leverage The Hanover’s experience, resources, and independent agency network to take our franchise to the next level,” Tuuk said. “We have every confidence we will continue to grow our business and add value to The Hanover and its agent partners.”

Philo Smith & Co. acted as exclusive financial advisor to Professionals Direct in the transaction.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester; Citizens Insurance Company of America, headquartered in Howell, Mich., and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 35 property and casualty insurers in the United States.

About Professionals Direct

Professionals Direct, Inc. (OTCBB: PFLD), based in Grand Rapids, Michigan is the holding company for a Professionals Direct Insurance Services and Professionals Direct Insurance Company.  Professionals Direct provides lawyers professionals liability insurance in more in 36 states through its various programs and through various independent producers.  Founded in 1987 as Michigan Lawyers Mutual Insurance Company, Professionals Direct reorganized in 2001 as a stock organization and expanded to achieve a national presence in its professional liability niche.